                                                                    Exhibit 99.2

                                     [LOGO]
                                BearingPoint(TM)

                               Performance Report

                                  Third Quarter

                                 March 31, 2003

BearingPoint, Inc.

BearingPoint - Overview

BearingPoint is one of the world's largest business consulting, systems integration and managed services firms serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis.

BearingPoint delivers its consulting and systems integration services through five industry groups in which we possess significant industry-specific knowledge. These groups are Public Services, Communications & Content, Financial Services, Consumer and Industrial Markets and High Technology. Our focus on specific industries provides us with the ability to tailor our service offerings to reflect an understanding of the marketplaces in which our clients operate, and enables our clients to achieve their business objectives more quickly and efficiently. We have existing operations in North America, Latin America, the Asia Pacific region, and Europe, Middle East and Africa (EMEA). We utilize our multi-national resources to provide consistent services to our clients throughout the world.

We have approximately 50 alliances with key technology providers that support and complement our service offerings. We conduct joint marketing and product development projects with Cisco Systems, Inc., Microsoft Corporation, Oracle Corporation, PeopleSoft, Inc., SAP AG, Siebel Systems, Inc. and Sun Microsystems, Inc., among others, which we believe strengthens our market approach. We work together to develop comprehensive solutions to common business issues, offer the expertise required to deliver those solutions, lead in the development of new products, capitalize on joint marketing opportunities and remain at the forefront of technology advances.

Our principal executive offices are located at 1676 International Drive, McLean, Virginia 22102. Our Internet address is www.bearingpoint.com.

The company's fiscal year begins on July 1 and ends on June 30. Typically, client service hours, which drive revenue levels based on chargeable hours, are adversely affected during the first half of our fiscal year (especially the second quarter ending December 31) due to a large number of vacation days and holidays that fall during this period. As a result of this seasonality, the first and second quarters of the fiscal year are historically the lowest revenue generating and income producing quarters of the year.

The financial data contained herein is unaudited. This information reflects the performance of BearingPoint for the quarter ended March 31, 2003, and does not adjust historical data to incorporate financial results related to acquisitions and other transactions before their consummation. Please refer to our press releases and SEC filings for additional information pertaining to these transactions.

BearingPoint, Inc.

Quarterly Highlights and Operating Overview

Trends in the economy and geopolitical events continue to create a challenging environment for the company, but continued strong demand in the Public Services sector and growth in our core (pre-acquisition) business, coupled with our global presence, have led to a productive third quarter. In response to the economic environment, recent actions were taken in the quarter to reduce the size of our workforce to properly balance personnel with the overall client demand for our services. This, and other cost management actions, coupled with our continued drive to take market share, supported our quarterly performance and positions the company to grow revenue and income in the future.

Highlights for the quarter follow:

     . Net income of $12.4 million, or $0.06 per share in the third quarter of fiscal year 2003, was consistent with guidance set forth at the beginning of the quarter. These results compare to net income and earnings per share of $16.4 million and $0.09 for the three months ended December 31, 2002, and $23.7 million and $0.15 for the three months ended March 31, 2002. The company's operating earnings and operating earnings per share in the third quarter were $24.3 million and $0.13, respectively, which excludes the impact of the previously announced reduction in workforce charge of $11.9 million (net of tax).

     . Gross revenue in the third quarter of fiscal year 2003 was $821.3 million, an increase of $239.0 million, or 41.0%, from $582.3 million in the third quarter of fiscal year 2002. This increase was predominantly due to the impact of the international acquisitions and other transactions and growth in the North American portion of the Company's core (pre-acquisition) business, which was up 6.0% year over year. Gross revenue also increased $13.4 million from $807.9 million in the previous quarter. Gross revenue increased 4.7% in North America over the previous quarter. Our core (pre-acquisition) business includes our operations in North America (including the personnel hired from Andersen Business Consulting in the United States) and our operations in the Asia Pacific and Latin America regions, Israel, and Ireland before the acquisitions and other transactions involving international Andersen Business Consulting units, and the German, Austrian and Swiss consulting practices formerly known as KPMG Consulting AG (KCA).

     . Gross revenue, based on management's estimates, in the third quarter of fiscal year 2003 for our core (pre-acquisition) business increased when compared to the previous quarter and the quarter ended March 31, 2002. The quarterly increase was primarily the result of increases in four of our five North America business units (Public Services, Consumer and Industrial Markets, Financial Services and High Technology) and our core Asia Pacific practice. Year over year growth was primarily attributable to three of our five North America business units (Public Services, Consumer and Industrial Markets and Financial Services) plus our Asia Pacific and Latin America core practices.

     . Our acquisitions and other transactions in the first half of fiscal year 2003 significantly expanded our international presence and diversified our revenue base. For the quarter ended March 31, 2003, North America generated 68.6% of consolidated gross revenue, while EMEA, Asia Pacific and Latin America contributed 19.2%, 10.2% and 2.0%, respectively. By comparison, for the third quarter of the prior fiscal year, North America contributed 91.4% of gross revenue, with EMEA, Asia Pacific and Latin America providing 1.0%, 5.9% and 1.7%, respectively.

BearingPoint, Inc.

     . Other direct contract expenses were $193.1 million during the quarter, which represents an increase over the previous quarter of $14.0 million, or 7.8%. The increase in other direct contract expenses is mainly attributable to the increased use of subcontractors on specific engagements within the Public Services business unit. Other direct contract expenses as a percentage of gross revenue was 23.5% during the current quarter compared to 22.2% and 24.6% for the previous quarter and the third quarter of the prior year, respectively.

     . Professional compensation for the quarter ended March 31, 2003 was $377.0 million. Professional compensation as a percentage of revenue increased to 45.9% during the current quarter compared to 44.2% and 38.5% in the previous quarter and the third quarter of the prior year, respectively. Excluding the effect of the $17.8 million reduction in workforce charge, professional compensation during the current quarter was $359.2 million, or 43.7% of gross revenue. This represents an increase of $2.4 million over second quarter professional compensation of $356.7 million. The increase in professional compensation is primarily the result of the increase in payroll taxes associated with the beginning of a new calendar year. These items are partially offset by approximately two months of compensation savings in the North America and Asia Pacific regions due to the reduction in workforce. Compared to the quarter ended March 31, 2002, professional compensation increased $134.9 million, or 60.2%, from $224.2 million, due mainly to the addition of approximately 7,000 employees as a result of acquisitions and other transactions occurring during the first half of fiscal year 2003.

     . Other costs of service of $66.9 million for the current quarter represents a decrease of $6.6 million from the previous quarter, and an increase of $15.5 million from the third quarter in the prior year. Contributing to the decrease in other costs of service from the previous quarter is the continued cost control initiatives around discretionary spending. Other costs of service increased over the third quarter of the prior year primarily from acquisitions and other transactions occurring during the first half of fiscal year 2003. Other costs of service as a percentage of gross revenue improved to 8.1% this quarter, compared to 9.1% and 8.8% in the previous quarter and the third quarter of the prior year, respectively.

     . Selling, general and administrative expenses declined $8.4 million to $154.2 million in the current quarter compared to $162.6 million in the previous quarter and increased $40.2 million from $114.0 million in the third quarter of the prior year. When compared to the previous quarter, selling, general and administrative expenses declined primarily from reduced rebranding expense, and increased when compared to the prior year from the acquisitions and other transactions. As a percentage of gross revenue, selling, general and administrative expenses were 18.8% during the third quarter, compared to 20.1% and 19.6% in the previous quarter and the third quarter of the prior year, respectively.

     . After the successful launch of our rebranding initiative during the second quarter of this fiscal year, rebranding expenses have substantially declined in the current quarter. Rebranding expense was reduced to $4.7 million ($2.8 million net of tax), or $0.01 per share, this quarter from $15.0 million ($8.9 million net of tax), or $0.05 per share, in the previous quarter. The company expects total rebranding costs for fiscal year 2003 to be in the range of $28 million to $30 million as previously reported.

BearingPoint, Inc.

     . The company generated operating income during the third quarter of $30.2 million. Operating income declined when compared to the previous quarter and the third quarter of the prior year by $5.9 million and $19.3 million, respectively. Excluding the effect of the $17.8 million reduction in workforce charge, operating income increased from the previous quarter to $48.1 million, or 5.9% of gross revenue, primarily due to the $10.3 million reduction in rebranding expense. When compared to the third quarter of the prior year, operating income declined primarily due to the increase in professional compensation as a percentage of gross revenue related to the acquisitions and other transactions. Although the company was proactive in aligning its workforce with market demand for services, a full quarter impact of the reduction in workforce will not be realized until the fourth quarter.

     . The company's North America utilization rate was 69% for the quarter ended March 31, 2003. Utilization increased by seven percentage points from the previous quarter's result of 62%, due to the impact of increased revenue, the reductions in workforce and the reduced number of holidays and vacation days. The North America utilization rate was slightly down from 70% for the quarter ended March 31, 2002. The North America efficiency rate of 75% for the quarter, which excludes personal time and holidays, was up from the previous quarter's result of 74%.

     . The company generally maintained steady billing rates over the previous quarter despite continuous pricing pressures. The North America gross billing rate of $222 per hour increased when compared to $217 per hour in the previous quarter and decreased from $229 in the third quarter in the prior year. The North America net billing rate of $167 per hour increased slightly compared to $166 per hour in the previous quarter and decreased from $171 in the third quarter in the prior year.

BearingPoint, Inc.

The following table displays the past five quarters of selected financial data and reconciles net income to operating earnings.

SELECTED FINANCIAL DATA
                                                       ------------   ------------   ------------   ------------   ------------
                                                            Q3             Q2            Q1              Q4            Q3
                                                         Mar. 31,       Dec. 31,       Sept. 30,      Jun. 30,      Mar. 31,
US dollars in thousands,                                   2003           2002          2002            2002          2002
                                                       ------------   ------------   ------------   ------------   ------------
except per share data
Revenue                                                $    821,325   $    807,911   $    747,560   $    583,213   $    582,305

Expenses                                                    797,035        774,801        716,892        560,421        532,831

Net Income - GAAP Basis                                      12,388         16,389         15,181            404         23,748

Operating Earnings (a)                                       24,253         16,389         15,181         24,128         23,748

Net Income Applicable to
   Common Shares                                             12,388         16,389         15,181            404         23,748

Common Shares Outstanding:
   Average - Diluted                                    190,855,015    189,620,419    172,176,041    159,332,023    159,620,010
   Period End                                           191,701,143    189,545,120    189,529,120    157,666,159    158,009,240

Earnings per Share:
   GAAP Basis - Basic and Diluted                      $       0.06   $       0.09   $       0.09   $       0.00   $       0.15
   Operating Basis - Basic and Diluted (a)             $       0.13   $       0.09   $       0.09   $       0.15   $       0.15

Utilization Rate (Total NA)                                      69%            62%            64%            71%            70%

Gross Billing Rate (Total NA)                          $        222   $        217   $        217   $        226   $        229

Average Billable Headcount (Global)                          13,915         14,361         12,692          7,815          7,875
Total Headcount (Period End)                                 15,847         16,689         16,915          9,328          9,176

Reconciliation of Net Income to Operating Earnings (a)
Net Income - GAAP Basis                                $     12,388   $     16,389   $     15,181   $        404   $     23,748
Add Back (net of tax):
   Impairment of Equity Investments                               -              -              -         16,023              -
   Workforce Reduction Program                               11,865              -              -          3,091              -
   Software Licenses Impairment Charge                            -              -              -          3,017              -
   Other                                                          -              -              -          1,593              -
                                                       ------------   ------------   ------------   ------------   ------------
Operating Earnings (a)                                 $     24,253   $     16,389   $     15,181   $     24,128   $     23,748
                                                       ============   ============   ============   ============   ============

(a) Operating earnings and operating earnings per share are non-GAAP financial measures. The company believes that adjusting net income to reflect either non-recurring items (e.g., software license impairment charge) or items that do not contribute to the operating earnings of the company (i.e., workforce reduction program) provides useful information to investors regarding the company's results of operations.

BearingPoint, Inc.

The following table provides the quarterly income statement with the previous and prior year quarters for comparative purposes.

STATEMENTS OF INCOME - QUARTERLY

                                                ---------    ---------    ------------   ---------   ------------   ---------
                                                   Q3          Pct.           Q2           Pct.            Q3          Pct.
US dollars in thousands,                         Mar. 31,       of          Dec. 31,        of          Mar. 31,        of
   except per share data                          2003        Revenue         2002        Revenue         2002       Revenue
                                                ---------    ---------    ------------   ---------   ------------   ---------
Revenue                                         $ 821,325        100.0%   $    807,911       100.0%  $    582,305       100.0%
     Other Direct Contract Expenses              (193,053)       (23.5)       (179,035)      (22.2)      (143,254)      (24.6)
                                                ---------    ---------    ------------   ---------   ------------   ---------

Net Revenue                                       628,272         76.5         628,876        77.8        439,051        75.4
                                                ---------    ---------    ------------   ---------   ------------   ---------

     Costs of Service
        Professional Compensation                 376,979         45.9         356,728        44.2        224,206        38.5
        Other Costs of Service                     66,870          8.1          73,431         9.1         51,322         8.8
                                                ---------    ---------    ------------   ---------   ------------   ---------

     Total Costs of Service                       443,849         54.0         430,159        53.2        275,528        47.3
                                                ---------    ---------    ------------   ---------   ------------   ---------

Gross Margin                                      184,423         22.5         198,717        24.6        163,523        28.1

     Selling, General & Administrative            154,188         18.8         162,576        20.1        113,995        19.6
                                                ---------    ---------    ------------   ---------   ------------   ---------

Operating Income                                   30,235          3.7          36,141         4.5         49,528         8.5
     Interest Income / (Expense), Net              (4,513)        (0.5)         (2,753)       (0.3)           277         0.0
     Other                                         (1,432)        (0.2)           (278)       (0.0)          (331)       (0.1)
                                                ---------    ---------    ------------   ---------   ------------   ---------

Income before Taxes                                24,290          3.0          33,110         4.1         49,474         8.5
     Income Tax Expense                            11,902          1.4          16,721         2.1         25,726         4.4
                                                ---------    ---------    ------------   ---------   ------------   ---------
Net Income - GAAP Basis                            12,388          1.5          16,389         2.0         23,748         4.1

     Workforce Reduction Program (net of tax)      11,865          1.4               -           -              -           -
                                                ---------    ---------    ------------   ---------   ------------   ---------
Operating Earnings (a)                          $  24,253          3.0    $     16,389         2.0   $     23,748         4.1
                                                =========    =========    ============   =========   ============   =========

Performance Metrics
Net Income Applicable to Common                 $  12,388                 $     16,389               $     23,748
Basic and Diluted Net Income
     per Share - GAAP Basis                     $    0.06                 $       0.09               $       0.15
Basic and Diluted Operating
     Earnings per Share (a)                     $    0.13                 $       0.09               $       0.15
Utilization Rate (Total NA)                            69%                          62%                        70%
Efficiency Rate (Total NA)                             75%                          74%                        75%
Days Sales Outstanding (DSO)                           69                           66                         58

(a) Operating earnings and operating earnings per share are non-GAAP financial measures. The company believes that adjusting net income to reflect either non-recurring items (e.g., software license impairment charge) or items that do not contribute to the operating earnings of the company (i.e., workforce reduction program) provides useful information to investors regarding the company's results of operations.

BearingPoint, Inc.

Gross Revenue

Gross revenue for this quarter was $821.3 million, compared to $807.9 million in the previous quarter and $582.3 million in the prior year. Overall, gross revenue was up 41.0% year over year due to the growth in the core (pre-acquisition) business plus the impact of the acquisitions and other transactions in fiscal year 2003. North America revenue growth was 6.0% year over year and 4.7% over the previous quarter, driven primarily by increases in the Public Services, Financial Services and Consumer and Industrial Markets business units. Internationally, compared to the prior quarter, revenue growth in the Asia Pacific region was offset by revenue declines in EMEA and Latin America.

GROSS REVENUE

                                       ----------    ----------    ----------    ----------    ----------
                                           Q3            Q2        Q3 vs. Q2         Q3        Q3 vs. Q3
                                        Mar. 31,      Dec. 31,         %          Mar. 31,         %
US dollars in thousands                   2003          2002         Change         2002         Change
                                       ----------    ----------    ----------    ----------    ----------
Public Services                        $  279,098    $  261,133         6.9%     $  256,829         8.7%
Communications & Content                   88,407        90,846        (2.7%)       115,371       (23.4%)
Financial Services                         59,056        54,791         7.8%         47,218        25.1%
Consumer & Industrial Markets              95,132        93,340         1.9%         69,041        37.8%
High Technology                            41,701        37,817        10.3%         43,269        (3.6%)
                                       ----------    ----------    ----------    ----------    ----------
   North America                          563,394       537,927         4.7%        531,728         6.0%

EMEA                                      157,502       174,400        (9.7%)         4,985      3059.5%
Asia Pacific                               84,159        77,762         8.2%         34,220       145.9%
Latin America                              16,093        19,041       (15.5%)        10,129        58.9%
                                       ----------    ----------    ----------    ----------    ----------
   Total International                    257,754       271,203        (5.0%)        49,334       422.5%

Other                                         177        (1,219)     (114.5%)         1,243       (85.8%)
                                       ----------    ----------    ----------    ----------    ----------
Global                                 $  821,325    $  807,911         1.7%     $  582,305        41.0%
                                       ==========    ==========    ==========    ==========    ==========

Net Revenue

Net revenue of $628.3 million remained flat compared to the previous quarter and increased 43.1% compared to the prior year quarter ended March 31, 2002. The growth of net revenue year over year was greater than the growth in gross revenue, due largely to our reduced use of subcontractors.

NET REVENUE

                                       ----------    ----------    ----------    ----------    ----------
                                           Q3            Q2        Q3 vs. Q2         Q3        Q3 vs. Q3
                                        Mar. 31,      Dec. 31,         %          Mar. 31,         %
US dollars in thousands                   2003          2002         Change         2002         Change
                                       ----------    ----------    ----------    ----------    ----------
Public Services                        $  198,036    $  189,979         4.2%     $  181,807         8.9%
Communications & Content                   73,215        73,432        (0.3%)        88,005       (16.8%)
Financial Services                         48,446        45,405         6.7%         40,051        21.0%
Consumer & Industrial Markets              72,540        73,511        (1.3%)        57,574        26.0%
High Technology                            31,876        28,839        10.5%         29,575         7.8%
                                       ----------    ----------    ----------    ----------    ----------
   North America                          424,113       411,166         3.1%        397,012         6.8%

EMEA                                      133,625       149,157       (10.4%)         3,092      4221.6%
Asia Pacific                               56,596        55,343         2.3%         28,663        97.5%
Latin America                              13,822        14,528        (4.9%)         8,984        53.9%
                                       ----------    ----------    ----------    ----------    ----------
   Total International                    204,043       219,028        (6.8%)        40,739       400.9%

Other                                         116        (1,318)     (108.8%)         1,300       (91.1%)
                                       ----------    ----------    ----------    ----------    ----------
Global                                 $  628,272    $  628,876        (0.1%)    $  439,051        43.1%
                                       ==========    ==========    ==========    ==========    ==========

BearingPoint, Inc.

Industry Overviews

A detailed table comparing the operating performance of the North American business units on a quarterly basis is provided on page 11. A discussion of the performance of the business units follows:

Public Services, the company's largest business unit, assists public services clients with process improvement, enterprise resource planning and systems integration service offerings. Public Services generated gross revenue for the quarter of $279.1 million, representing an increase of 6.9% over the previous quarter, and 8.7% over the third quarter of the prior year. The revenue growth from the previous quarter was principally caused by an increase in revenue and high utilization of resources. Public Services' other direct contract expenses as a percentage of gross revenue increased to 29.0% during the quarter from 27.2% in the previous quarter mainly due to increased use of subcontractors on specific international engagements. Other direct contract expenses as a percentage of revenue remained flat compared to the third quarter of the prior year. Public Services realized operating income of $78.6 million, or 28.2% of gross revenue, in the current quarter, compared to $71.9 million, or 27.5% of gross revenue, in the previous quarter and $83.7 million, or 32.6% of gross revenue, in the third quarter of the prior year. Due to a significant amount of subcontractor work in the Public Services industry, operating margins are also presented as a percentage of net revenue. For the current quarter, the operating margin was 39.7% of net revenue, compared to 37.8% of net revenue in the previous quarter and 46.0% of net revenue in the third quarter of the prior year. Excluding the reduction in workforce charges taken in the third quarter, the operating margin was 28.6% of gross revenue and 40.3% of net revenue.

Communications & Content, which focuses on formulating and implementing broadband and business systems strategies to reduce operating costs and improve operating efficiencies and service levels in the telecommunications and content industries, realized operating income of $21.6 million in the current quarter, compared to $27.8 million in the previous quarter and $33.0 million in the third quarter of the prior year. Gross and net revenue declined slightly compared to the previous quarter due to the anticipated completion of several contracts related to 271 testing, leading to an operating margin on gross revenue of 24.5% compared to 30.6% in the previous quarter. The current quarter operating margin declined to 24.5% from 28.6% in the prior year due primarily to the decline in gross revenue related to the 271 testing contracts coupled with the overall decline in spending in the telecommunications industry. Excluding the reduction in workforce charges taken in the third quarter, the operating margin was 27.3% of gross revenue.

Financial Services, which focuses on delivering business systems strategy, operations and technology services to the financial services industry, produced encouraging results during the quarter despite the sustained period of economic difficulty. Gross revenue increased to $59.1 million, representing 7.8% and 25.1% growth over the previous quarter and the third quarter of the prior fiscal year, respectively. Gross revenue improved compared to the previous quarter due to positive signs in the Financial Services sector and seasonality. Financial Services realized operating income of $12.3 million in the third quarter, compared to $11.8 million in the previous quarter and $8.1 million in the third quarter of the prior year. Operating margin on gross revenue was 20.9% in the current quarter compared to 21.5% in the previous quarter and 17.2% in the prior year. Excluding the reduction in workforce charges taken in the third quarter, the operating margin was 22.6% of gross revenue.

BearingPoint, Inc.

Consumer and Industrial Markets, which designs and delivers solutions to assist clients with business challenges such as pressure to reduce costs, industry consolidation, global competition, and accelerated time-to-market, realized operating income of $20.6 million in the third quarter, compared to $19.8 million in the previous quarter and $19.8 million in the third quarter of the prior year. Gross and net revenue remained steady compared to the previous quarter, with operating income as a percentage of gross revenue of 21.7% compared to 21.2% in the previous quarter. The current quarter operating margin declined to 21.7% from 28.7% in the prior year due to increased subcontractor related expenses and costs of service as a result of increased resources. Excluding the reduction in workforce charges taken in the third quarter, the operating margin was 24.0% of gross revenue.

High Technology, which assists clients in responding to changes in their business positions and revenue/cost relationships, and deploys teams that deliver business process improvement, technology and enterprise integration services for high technology companies, realized operating income of $9.6 million in the third quarter, compared to $6.7 million in the previous quarter and $9.7 million in the third quarter of the prior year. Gross revenue increased $3.9 million, or 10.3%, over the previous quarter. This increase represents High Tech's second sequential quarter of revenue growth after five consecutive quarters of gross revenue declines. Operating income as a percentage of gross revenue improved to 23.1% compared to 17.8% in the previous quarter due to revenue growth and cost control initiatives. The current quarter operating margin improved to 23.1% from 22.3% in the prior year due to favorable trends in other direct contract expenses, partially offset by increased professional compensation expense. Excluding the reduction in workforce charges taken in the third quarter, the operating margin was 25.1% of gross revenue.

International/Corporate comprises international operations (outside of North America) and corporate services for the global business. Revenue for this category is primarily attributable to international operations, with $157.5 million in gross revenue generated by the EMEA region, of which KCA contributed $100.7 million. The total amount of net revenue was $204.2 million for this category, of which the EMEA region generated $133.6 million and KCA contributed $83.3 million. Expenses pertain to both international operations and overhead costs derived from organic and outsourced infrastructure. International/Corporate incurred an operating loss of $112.6 million this quarter. This loss is derived from infrastructure and other corporate expenses, partially offset by operating income from international operations.

BearingPoint, Inc.

The following table provides a breakout of each industry's quarterly operating performance with the previous and prior year quarters for comparative purposes.

                                  BearingPoint
                                INDUSTRY RESULTS

US dollars in thousands

                                            Public    Communications   Financial                   High     International/
                                           Services     & Content       Services       CIM      Technology    Corporate     Total
                                           ---------  --------------   -----------  ----------  ----------  ------------- ---------
     Third Quarter FY 2003
Revenue                                   $  279,098    $  88,407      $    59,056  $   95,132  $   41,701  $   257,931   $ 821,325
   Other Direct Contract Expenses            (81,062)     (15,192)         (10,610)    (22,592)     (9,825)     (53,772)   (193,053)
                                          ----------    ---------      -----------  ----------  ----------  -----------   ---------
Net Revenue                                  198,036       73,215           48,446      72,540      31,876      204,159     628,272
   Costs of Service                          110,941       47,652           32,796      47,137      19,763      185,560     443,849
                                          ----------    ---------      -----------  ----------  ----------  -----------   ---------
Gross Margin                                  87,095       25,563           15,650      25,403      12,113       18,599     184,423
   Selling, General & Administrative           8,472        3,936            3,303       4,772       2,482      131,223     154,188
                                          ----------    ---------      -----------  ----------  ----------  -----------   ---------
Operating Income/(Loss)                   $   78,623    $  21,627      $    12,347  $   20,631  $    9,631  $  (112,624)  $  30,235
                                          ==========    =========      ===========  ==========  ==========  ===========   =========
     Second Quarter FY 2003
Revenue                                   $  261,133    $  90,846      $    54,791  $   93,340  $   37,817  $   269,984   $ 807,911
   Other Direct Contract Expenses            (71,154)     (17,414)          (9,386)    (19,829)     (8,978)     (52,274)   (179,035)
                                          ----------    ---------      -----------  ----------  ----------  -----------   ---------
Net Revenue                                  189,979       73,432           45,405      73,511      28,839      217,710     628,876
   Costs of Service                          110,401       41,143           29,758      49,058      19,823      179,976     430,159
                                          ----------    ---------      -----------  ----------  ----------  -----------   ---------
Gross Margin                                  79,578       32,289           15,647      24,453       9,016       37,734     198,717
   Selling, General & Administrative           7,716        4,452            3,881       4,656       2,303      139,568     162,576
                                          ----------    ---------      -----------  ----------  ----------  -----------   ---------
Operating Income/(Loss)                   $   71,862    $  27,837      $    11,766  $   19,797  $    6,713  $  (101,834)  $  36,141
                                          ==========    =========      ===========  ==========  ==========  ===========   =========
     Third Quarter FY 2002
Revenue                                   $  256,829    $ 115,371      $    47,218  $   69,041  $   43,269  $    50,577   $ 582,305
   Other Direct Contract Expenses            (75,022)     (27,366)          (7,167)    (11,467)    (13,694)      (8,538)   (143,254)
                                          ----------    ---------      -----------  ----------  ----------  -----------   ---------
Net Revenue                                  181,807       88,005           40,051      57,574      29,575       42,039     439,051
   Costs of Service                           90,739       50,520           28,335      32,163      17,320       56,451     275,528
                                          ----------    ---------      -----------  ----------  ----------  -----------   ---------
Gross Margin                                  91,068       37,485           11,716      25,411      12,255      (14,412)    163,523
   Selling, General & Administrative           7,380        4,515            3,588       5,572       2,590       90,350     113,995
                                          ----------    ---------      -----------  ----------  ----------  -----------   ---------
Operating Income/(Loss)                   $   83,688    $  32,970      $     8,128  $   19,839  $    9,665  $  (104,762)  $  49,528
                                          ==========    =========      ===========  ==========  ==========  ===========   =========

Note:Prior quarters have been reclassified to conform with current presentation.

BearingPoint, Inc.

Key Metrics

The following tables display the past five quarters of selected key metrics.

NORTH AMERICA BASED STATISTICS

                                                --------   --------    -----------    ---------    ----------
                                                   Q3         Q2            Q1            Q4            Q3
                                                Mar. 31,   Dec. 31,      Sept. 30,     Jun. 30,      Mar. 31,
                                                  2003       2002          2002          2002          2002
                                                --------   --------    -----------     --------    ----------
Gross Billing Rate Per Hour                     $   222    $  217      $    217        $    226    $    229

Net Billing Rate Per Hour                       $   167    $  166      $    167        $    170    $    171

Quarterly Revenue Per Average Billable
   Headcount (in thousands)                     $    78    $   70      $     73        $     83    $     81

Utilization                                          69%       62%           64%             71%         70%

DSO                                                  50        47            57              53          56

BearingPoint, Inc.

EARNINGS PER SHARE (EPS) - GAAP BASIS
Computation of earnings per common share

                                                   -------------- -------------  --------------  ------------  -------------
                                                          Q3            Q2             Q1             Q4             Q3
                                                       Mar. 31,      Dec. 31,      Sept. 30,       Jun. 30,       Mar. 31,
Dollars in thousands, except per share data              2003          2002           2002           2002           2002
                                                   -------------- -------------  --------------  ------------  -------------
Earnings per Share:
Net Income Available                               $       12,388 $      16,389  $      15,181   $        404  $      23,748
                                                   ============== =============  =============   ============  =============
Basic Weighted Average Shares Outstanding             190,814,779   189,534,511    172,077,633    157,767,425    157,368,815
Options                                                    40,236        85,908         98,408      1,564,598      2,251,195
                                                   -------------- -------------  -------------   ------------  -------------
Diluted Weighted Average Shares Outstanding           190,855,015   189,620,419    172,176,041    159,332,023    159,620,010

Basic Earnings per Share                           $         0.06 $        0.09  $        0.09   $       0.00  $        0.15
                                                   ============== =============  =============   ============  =============
Diluted Earnings per Share - GAAP Basis            $         0.06 $        0.09  $        0.09   $       0.00  $        0.15
                                                   ============== =============  =============   ============  =============


EARNINGS PER SHARE (EPS) - OPERATING BASIS (a)
                                                  ---------------  -------------- -------------- ---------------  --------------
                                                         Q3              Q2              Q1             Q4               Q3
                                                      Mar. 31,        Dec. 31,       Sept. 30,       Jun. 30,         Mar. 31,
Dollars in thousands, except per share data             2003            2002           2002           2002             2002
                                                  ---------------  -------------- -------------- ---------------  --------------
Earnings per Share:
Operating Earnings Available (a)                  $        24,253  $       16,389 $       15,181 $        24,128  $       23,748
                                                  ===============  ============== ============== ===============  ==============
Basic Weighted Average Shares Outstanding             190,814,779     189,534,511    172,077,633     157,767,425     157,368,815
Options                                                    40,236          85,908         98,408       1,564,598       2,251,195
                                                  ---------------  -------------- -------------- ---------------  --------------
Diluted Weighted Average Shares Outstanding           190,855,015     189,620,419    172,176,041     159,332,023     159,620,010

Basic Earnings per Share                          $          0.13  $         0.09 $         0.09 $          0.15  $         0.15
                                                  ===============  ============== ============== ===============  ==============
Diluted Earnings per Share - Operating Basis (a)  $          0.13  $         0.09 $         0.09 $          0.15  $         0.15
                                                  ===============  ============== ============== ===============  ==============

(a) Operating earnings and operating earnings per share are non-GAAP financial measures. The company believes that adjusting net income to reflect either non-recurring items (e.g., software license impairment charge) or items that do not contribute to the operating earnings of the company (i.e., workforce reduction program) provides useful information to investors regarding the company's results of operations.

BearingPoint, Inc.

Balance Sheet

The company ended the third quarter with total assets and total equity of $2.0 billion and $1.1 billion, respectively. The increase in total assets was primarily driven by additional goodwill and other intangibles, as well as an increase in accounts receivables and unbilled revenue. Liabilities and equity increased as a result of additional debt and the issuance of common shares in connection with the acquisitions and other transactions. The balance sheet includes a cash balance of $44.4 million, net debt of $301.9 million and equity as a percentage of assets standing at 56.5%. Accounts receivable and unbilled revenue increased $244.0 million from June 30, 2002, due to the acquisitions and other transactions, resulting in a global average days sales outstanding of 69 days.


         BALANCE SHEET
                                                            ------------    -------------
                                                               Mar. 31,       Jun. 30,
         US dollars in thousands                                 2003           2002
                                                            ------------    -------------
                     ASSETS

         Current Assets:
            Cash and Cash Equivalents                        $    44,360    $  203,597
            Accounts Receivable, Net                             349,383       246,792
            Unbilled Revenues, Net                               270,307       128,883
            Other Current Assets                                 110,597        67,941
                                                             -----------    ----------

            Total Current Assets                                 774,647       647,213

         Property and Equipment, Net                             106,039        60,487
         Goodwill and Other Intangible Assets, Net             1,104,481       163,315
         Other Assets                                             22,398        24,116
                                                             -----------    ----------

            Total Assets                                     $ 2,007,565    $  895,131
                                                             ===========    ==========
              LIABILITIES AND EQUITY

         Current Liabilities:

            Current Portion of Notes Payable                 $    26,059    $    1,846
            Acquisition Obligation                                22,497        16,653
            Accounts Payable and Other Current Liabilities       463,968       264,796
                                                             -----------    ----------
            Total Current Liabilities                            512,524       283,295

         Long Term Portion of Notes Payable                      297,685             -
         Other Long Term Liabilities                              62,968         9,966
                                                             -----------    ----------

            Total Liabilities                                    873,177       293,261

            Total Equity                                       1,134,388       601,870
                                                             -----------    ----------

            Total Liabilities and Equity                     $ 2,007,565    $  895,131
                                                             ===========    ==========

BearingPoint, Inc.

Selected Definitions

Revenue includes all amounts that are billed or billable to clients, including other direct contract expenses. Revenue is recognized on a time and materials or percentage-of-completion basis, depending upon the type of contract with the customer. Revenue related to time and material contracts are recognized in the period in which services are performed. Revenue related to fixed price contracts are recognized based upon professional costs incurred as a percentage of estimated total professional costs of the respective contracts. The cumulative impact of any revisions in estimated total revenue and direct contract costs are recognized in the period they become known.

Other Direct Contract Expenses include costs directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors.

Other Costs of Service primarily consist of the costs attributable to the support and maintenance of the professional staff, bad debt expense relating to accounts receivable and other costs attributable to the servicing of our client base. These costs include occupancy costs related to office space utilized by professional staff, the costs of training and recruiting professional staff and costs associated with professional support personnel.

Selling, General and Administrative expenses include organic expenses such as marketing, costs for information systems, finance and accounting, human resources, sales commissions, business development expenses and amortization of purchased intangibles. In addition, BearingPoint has entered into a transition services agreement and an outsourcing agreement with KPMG LLP, whereby the company receives and is charged for certain shared services.

Utilization Rate represents total hours charged directly to engagements divided by total hours in a specific time period. Personnel included in this calculation are services, sales force and solutions employees. Infrastructure personnel are excluded from this calculation.

Efficiency Rate represents total hours charged directly to engagements divided by available hours. Available hours exclude vacation, holiday and personal time in a specific time period. Personnel included in this ratio are the same as those mentioned in the utilization rate definition.

Days Sales Outstanding (DSO) represents the trailing twelve months gross revenue divided by 365 days. The resulting figure represents the average day's sales, which is divided into the consolidated accounts receivables and unbilled revenue balances to arrive at DSO at a point in time.

Net Debt represents total debt (long term debt plus current debt in current liabilities (which includes short term portion of notes payable and acquisition obligations)), less total cash and cash equivalents.

BearingPoint, Inc.

Forward-Looking Statement

This performance report may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships and the actions of our competitors. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Form 10-Q for the quarter ended December 31, 2002. The financial statements included in this performance report are unaudited.